EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Reports 2012 Third Quarter Results

18% Sales Growth, 31% E.P.S. Growth and Record Q3 Cash Flow

ALPHARETTA, GEORGIA — November 6, 2012 — Neenah Paper, Inc. (NYSE:NP) today reported earnings from continuing operations of $0.55 per diluted common share in the third quarter of 2012 compared with earnings of $0.42 per share in the third quarter of 2011. After excluding costs of $0.01 per share ($0.3 million pre-tax) to integrate purchased fine paper brands, adjusted earnings in the third quarter of 2012 were $0.56 per share.

Net sales of $206.3 million in the third quarter of 2012 rose 18 percent compared to $174.9 million in the third quarter of 2011, while consolidated operating income increased 30 percent, growing to $16.3 million in the current quarter from $12.5 million in the third quarter of 2011. Results include the acquisition of selected fine paper brands from Wausau Paper Corporation in January 2012.

“Our teams continue to execute well, with both business segments delivering double-digit earnings growth and improved efficiencies. With working capital improving as expected, we generated record cash flow that was used to further reduce debt,” said John O’Donnell, Chief Executive Officer.  “I am proud of the fact that we are delivering consistent top-line growth and margin improvement, both over the past few years and in the current environment. Our strategy going forward remains unchanged as we continue to grow in high value, performance-oriented Technical Products categories and pursue niche growth opportunities that complement the value of our Fine Paper business.”

Quarterly Segment and Other Financial Results

Technical Products net sales of $98.7 million in the third quarter of 2012 compared to $107.1 million in the third quarter of 2011. Revenues declined eight percent primarily due to currency, as the Euro weakened 12 percent relative to the U.S. Dollar.  On a constant currency basis, revenues were flat as benefits from an improved mix were offset by a two percent decline in volume, which generally reflected softer economic conditions overseas.

Operating income increased 14 percent in 2012, growing to $6.4 million from $5.6 million in the prior year period. The higher income resulted primarily from a more profitable mix of products sold, as well as lower prices for some raw materials. Third quarter results include costs associated with planned maintenance shutdowns. Since these shutdowns occurred largely in the same quarter of 2011, there is minimal year-on-year impact on results.

Fine Paper net sales of $99.1 million in the third quarter increased 46 percent compared to $67.8 million in 2011. Higher sales in 2012 resulted from volume growth, primarily due to brands acquired from Wausau in January 2012 but also from double-digit gains in luxury packaging, labels and international markets.

Operating income of $12.8 million in the third quarter of 2012, which included $0.3 million of integration costs for the acquired brands, increased 35 percent compared to $9.5 million in the prior year. Income growth in 2012 reflected higher sales and manufacturing cost efficiencies, as well as lower pulp prices. Combined, these items more than offset higher selling and advertising costs related to increased sales from the acquired brands. Third quarter results include costs associated with planned maintenance shutdowns. Since these shutdowns occurred largely in the same quarter of 2011, there is minimal year-on-year impact on results.

Other/Unallocated Corporate Costs include sales and profits from non-premium business acquired in the Wausau transaction, as well as unallocated corporate costs. In the third quarter of 2012, sales for these products were $8.5 million, with operating income of $0.5 million. There were no sales in the prior year period. Unallocated Corporate Costs were $3.4 million in 2012 and $2.6 million in 2011, reflecting timing differences resulting in lower spending in the third quarter of 2011.

Net interest expense of $3.3 million in the third quarter of 2012 compared to $3.6 million in the prior year period. Lower interest expense in 2012 resulted from reduced debt levels and lower average interest rates, reflective of a reduced proportion of long-term bonds in the mix of debt following the Company’s partial redemptions of long-term notes in March 2011 and April 2012.

The effective income tax rate of 29 percent for the third quarter of 2012 compared to a rate of 24 percent in the third quarter of 2011. The 2012 year-to-date rate of 30 percent is consistent with the full year rate of 29 percent in 2011. The 2011 third quarter rate was unusually low as a result of changes to the projected mix of income.

Cash flow provided by operations of $32.1 million for the third quarter 2012 was $7.1 million higher than the prior year period.  Increased cash flow in 2012 was due to higher operating income and reduced investments in working capital. Capital spending was $6.5 million in the third quarter of 2012 compared to $6.0 million in the prior year period.

Debt as of September 30, 2012 was $183.1 million, down $19.7 million from June 30, 2012. Cash and equivalents as of September 30, 2012 were $6.6 million compared to $1.8 million on June 30, 2012. Cash flow generated in the third quarter of 2012 was used primarily to reduce debt.

Reconciliation to GAAP Measures

The Company will report adjustments to GAAP figures when they are believed to communicate results of ongoing operations more clearly. In these instances, a reconciliation of adjusted income measures to comparable GAAP measures will be provided, as shown below:

Continuing Operations	Third Quarter		YTD
$ millions	2012	2011	2012	2011

Operating Income	$16.3	$12.5	$54.5	$43.0
Pension settlement charge	—	—	3.5	—
Integration costs	0.3	—	4.7	—
Costs for early redemption of bonds	—	—	—	2.4
Adjusted Operating Income	$16.6	$12.5	$62.7	$45.4

Income from Continuing Operations	$9.2	$6.8	$30.8	$21.6
Pension settlement charge	—	—	2.2	—
Integration costs	0.2	—	2.7	—
Costs for early redemption of bonds	—	—	—	1.4
Adjusted Income	$9.4	$6.8	$35.7	$23.0

Earnings per Diluted Common Share	$0.55	$0.42	$1.87	$1.35
Pension settlement charge	—	—	0.14	—
Integration costs	0.01	—	0.18	—
Costs for early redemption of bonds	—	—	—	0.09
Adjusted Earnings per Share	$0.56	$0.42	$2.19	$1.44

Diluted Shares	16,145	15,653	15,982	15,668

Year-to-Date

Year-to-date sales of $616.2 million for the first nine months of 2012 increased 16 percent compared to sales of $530.5 million in the prior year. The increase in 2012 reflected higher sales of Fine Paper primarily due to brands acquired from Wausau in January 2012. Technical Products sales for the first nine months of 2012 decreased five percent compared to 2011, as a higher value mix and improved selling prices were more than offset by unfavorable currency effects and lower volumes. On a constant currency basis, year-to-date Technical Products sales increased less than one percent.

Operating income of $54.5 million in 2012 increased from $43.0 million in 2011. Growth in income in 2012 resulted from higher sales levels, improvements in mix and selling prices, manufacturing efficiencies and lower input costs. Operating income in 2012 includes costs of $8.2 million for integration of acquired fine paper brands and a pension settlement charge.

Cash provided by operating activities of $21.9 million for the nine months ended September 30, 2012 compared to $39.5 million in the prior year period.  Cash flow in 2012 was lower due to $23.3 million of unusual items, consisting of a SERP pension payment of $6.9 million, a payment of $6.6 million to acquire Wausau inventory, excess tax benefits of $5.1 million related to the vesting or exercise of stock-based awards and acquisition integration costs of $4.7 million. Excluding these items, cash provided by operating activities for the nine months ended September 30, 2012 was $45.2 million, or $5.7 million higher than the comparable prior year period, as higher operating income more than offset increased investments in working capital.

Year-to-date capital spending in 2012 of $15.8 million compared to $18.9 million the prior year period.

Conference Call

Neenah Paper will hold a webcast to discuss third quarter earnings and other matters of interest at 11:00 a.m. Eastern time on Wednesday, November 7, 2012. Stockholders and other interested parties are invited either to listen live to the webcast via the Company’s Internet site at www.neenah.com by clicking on the Investors tab and going to the News and Events page or participate actively in the call by dialing (888) 893-0989 from the U.S. and Canada or (706) 758-4223 for other locations. All participants should use conference ID 56246009.

A replay of the call will be available through the Company’s web site until December 5, 2012 and may also be accessed by dialing (855) 859-2056 in the U.S. or (404) 537-3406 internationally, using conference ID 56246009.

About Neenah Paper, Inc.

Neenah Paper is a leader in premium image and performance-based products, including filtration, specialized substrates used for tapes, labels and other products, and high-end printing papers. Products are marketed under well-known brands such as CLASSIC®, ASTROBRIGHTS®, ENVIRONMENT®, CRANE®, ROYAL SUNDANCE®,  KIMDURA®, Gessner®, JET-PRO® SofStretch(TM) and varitess®. Neenah Paper is headquartered in Alpharetta, Georgia and sells products in over 70 countries worldwide from manufacturing operations in the United States and Germany. Additional information about Neenah Paper can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: (i) unexpected challenges associated with the integration of the Wausau premium business; (ii) changes in prices for pulp, energy, latex and other raw materials, (iii) worldwide economic conditions, (iv) U.S. dollar/euro and other exchange rates, (v) significant capital and credit market volatility, (vi) the availability of raw materials, (vii) unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and (viii) the ability of the company to realize anticipated cost savings. These and other factors that could cause or contribute to actual results differing materially from any forward-looking statements are discussed in more detail in our other filings with the Securities and Exchange Commission.  Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Neenah Paper, Inc. cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.

NEENAH PAPER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net Sales	$206.3	$174.9	$616.2	$530.5
Cost of products sold	170.6	147.5	494.8	436.4
Gross Profit	35.7	27.4	121.4	94.1
Selling, general and administrative expenses	18.5	15.1	57.1	50.1
Acquisition integration costs	0.3	—	4.7	—
SERP settlement charge	—	—	3.5	—
Loss on retirement of bonds	—	—	0.2	2.4
Other (income) expense - net	0.6	(0.2)	1.4	(1.4)
Operating Income	16.3	12.5	54.5	43.0
Interest expense-net	3.3	3.6	10.4	11.8
Income From Continuing Operations Before Income Taxes	13.0	8.9	44.1	31.2
Provision for income taxes	3.8	2.1	13.3	9.6
Income From Continuing Operations	9.2	6.8	30.8	21.6
Loss From Discontinued Operations, net of income taxes	(0.1)	(0.1)	(0.1)	(0.2)
Net Income	$9.1	$6.7	$30.7	$21.4

Earnings Per Common Share:
Basic
Continuing Operations	$0.56	$0.44	$1.90	$1.42
Discontinued Operations	—	—	—	(0.01)
	$0.56	$0.44	$1.90	$1.41

Diluted
Continuing Operations	$0.55	$0.42	$1.87	$1.35
Discontinued Operations	—	—	—	(0.01)
	$0.55	$0.42	$1.87	$1.34

Weighted Average Common Shares Outstanding (000s)
Basic	15,828	15,011	15,655	14,933

Diluted	16,145	15,653	15,982	15,668

NEENAH PAPER, INC. AND SUBSIDIARIES

BUSINESS SEGMENT DATA

(In millions)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net Sales:
Technical Products	$98.7	$107.1	$311.6	$326.9
Fine Paper	99.1	67.8	281.8	203.6
Other	8.5	—	22.8	—
Consolidated	$206.3	$174.9	$616.2	$530.5

Operating Income:
Technical Products	$6.4	$5.6	$31.2	$25.9
Fine Paper	12.8	9.5	36.9	30.0
Other	0.5	—	1.8	—
Unallocated corporate costs	(3.4)	(2.6)	(15.4)	(12.9)
Consolidated	$16.3	$12.5	$54.5	$43.0

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In millions)

(Unaudited)

	September 30, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$6.6	$12.8
Restricted cash	—	7.0
Accounts receivable - net	99.8	71.4
Inventories	99.3	68.8
Deferred income taxes	29.3	17.6
Prepaid and other current assets	14.4	15.9
Total current assets	249.4	193.5
Property, plant and equipment - net	247.4	252.3
Deferred income taxes	25.5	45.5
Goodwill and other intangibles - net	74.4	62.4
Other non-current assets	10.7	11.4
Total assets	$607.4	$565.1
LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$1.6	$21.7
Accounts payable	42.4	30.2
Accrued expenses	56.0	51.6
Total current liabilities	100.0	103.5
Long-term debt	181.5	164.5
Deferred income taxes	14.7	16.0
Non-current employee benefits	106.0	113.0
Other noncurrent obligations	1.3	1.4
Total liabilities	403.5	398.4
Stockholders’ equity	203.9	166.7
Total liabilities and stockholders’ equity	$607.4	$565.1

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED CASH FLOW DATA

(In millions)

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
Operating Activities
Net income	$30.7	$21.4
Depreciation and amortization	21.8	23.5
Stock-based compensation	3.9	3.1
Excess tax benefits from stock-based compensation	(5.1)	(0.8)
Deferred income tax provision	8.9	5.9
Inventory acquired in Wausau acquisition	(6.6)	—
SERP payment, net of settlement charge	(3.4)	—
Loss on retirement of bonds	0.2	2.4
Increase in working capital	(26.8)	(10.2)
Pension and other postretirement benefits	(1.3)	(4.8)
Other	(0.4)	(1.0)
Cash provided by operating activities	21.9	39.5
Investing Activities
Capital expenditures	(15.8)	(18.9)
Purchase of Wausau brands	(14.1)	—
Decrease in restricted cash	7.0	—
Purchase of marketable securities	(0.1)	(5.3)
Other	0.2	0.4
Cash used in investing activities	(22.8)	(23.8)
Financing Activities
Short and long-term borrowings — net of debt issuance costs	46.4	35.9
Repayment of debt	(49.4)	(93.0)
Proceeds from exercise of stock options	4.9	1.5
Cash dividends paid	(5.8)	(5.0)
Shares purchased	(6.3)	(0.5)
Excess tax benefits from stock-based compensation	5.1	0.8
Other	(0.2)	—
Cash used in financing activities	(5.3)	(60.3)
Effect of exchange rates on cash and cash equivalents	—	0.1
Net decrease in cash and cash equivalents	$(6.2)	$(44.5)